Crystal Rock Holdings, Inc. Announces Financial Results for Its First Half Year Ending April 30, 2010

WATERTOWN, CT -- (Marketwire - June 14, 2010) - Crystal Rock Holdings, Inc. (NYSE Amex: CRVP) announced its financial results for the first half and second quarter of its fiscal year 2010 and that it has filed these results on Form 10-Q with the Securities and Exchange Commission today.

Total sales for the six months ending April 30, 2010 increased $1 million, or 3%, to $33.3 million from $32.3 million for the comparable period a year ago. Without including sales from acquisitions consummated in 2009, sales decreased less than 1% in the first half of 2010 compared to the same period in 2009. Gross profit increased 5% for the first half of 2010 to $17.8 million from $16.9 million in the first half a year earlier. Gross profit, as a percentage of sales, increased to 53% in the first half of 2010 from 52% for the first half a year ago. Net income increased 93% for the six months ended April 30, 2010 to $630,000 from $327,000 for the comparable period last year.

Total sales for the three months ending April 30, 2010 increased 2% to $17.2 million from $16.8 million for the comparable period a year ago. Gross profit increased 5% for the second quarter of 2010 to $9.25 million from $8.8 million in the comparable period a year earlier. Gross profit, as a percentage of sales, increased to 54% in the second quarter of 2009 from 53% for the second quarter a year ago. Net income increased 95% for the three months ended April 30, 2010 from $452,000 compared to $232,000 for the comparable period last year.

"Our second quarter profit trends were very similar to the first quarter so we are cautiously optimistic that our business will be stable to up for the year, on an operating basis. Margins have improved from 2009 as result of higher water sales and cost savings," said Peter Baker, C.E.O. of Crystal Rock Holdings, Inc. "With a solid base of business, the recent successful launch of our Cool Beans coffee brand, new credit agreement, and substantial cash balance we feel we are well positioned the future," Baker concluded.

Crystal Rock Holdings, Inc. (NYSE Amex: CRVP), the largest independent home and office distributor of its kind in the United States, markets water, coffee and other home and office refreshment products throughout the Northeast through its subsidiary Crystal Rock LLC. The Company bottles and distributes natural spring water under the Vermont Pure® brand and purified water with minerals added under the Crystal Rock® label. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable and recyclable bottles. The Company also distributes its innovative coffee product line, Cool Beans®. It continues to set high standards in the home and office refreshment industry through its technical innovation, commitment to the environment and by integrating its family roots into relationships with employees and customers. More information is available at http://www.crystalrock.com.

                         Crystal Rock Holdings, Inc.
                            Results of Operations

                                    (Unaudited)             (Unaudited)
                                 Six Months Ended:      Three Months Ended:
                               ---------------------   ---------------------
                                April 30,  April 30,    April 30,  April 30,
                                  2010       2009         2010       2009
                               ---------------------   ---------------------
(000's $)

Sales                             $33,344    $32,308      $17,159    $16,756

Income from operations             $2,266     $1,893       $1,350     $1,060

Net Income                           $630       $327         $452       $232

Basic net earnings per share        $0.03      $0.02        $0.02      $0.01
Diluted net earnings per share      $0.03      $0.02        $0.02      $0.01

Basic Wgt. Avg. Shares Out.
 (000's)                           21,478     21,521       21,481     21,541
Diluted Wgt Avg. Shares Out.
 (000's)                           21,478     21,521       21,481     21,541

Note: This press release contains forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements, including integration of acquisitions, ability to sustain and manage growth, changing market conditions, and other risks detailed in the company's filings with the Securities and Exchange Commission.

Contact:
Peter Baker
CEO
860-945-0661 Ext. 3001

Bruce MacDonald
CFO
802-860-1126